Exhibit 4.3

AMENDMENT NO. 3

TO THE 1999 SHARE INCENTIVE PLAN, AS AMENDED

     The fourth sentence of Section 3 of the 1999 Option Plan shall be amended and restated to read in its entirety as follows:

     Subject to adjustment as provided in Section 8 hereof, no Participant in the Plan may be granted Options with respect to more than an aggregate of 2,000,000 Ordinary Shares.